THE SECURITIES REPRESENTED BY THIS SECURED CONVERTIBLE PROMISSORY NOTE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

SECURED CONVERTIBLE PROMISSORY NOTE

$725,998.68 Number: A-1	Date: March 13, 2009 New York, NY

FOR VALUE RECEIVED, IGI LABORATORIES, INC., a Delaware corporation ("Issuer"), promises to pay to LIFE SCIENCES OPPORTUNITIES FUND II, L.P.,a Delaware limited partnership ("Lender"), at its principal executive office located at Carnegie Hall Towers, 152 West 57th Street, 19th Floor, New York, NY 10019 or such other place as the holder of this Secured Convertible Promissory Note (this "Note") may designate from time to time, the principal sum of Seven Hundred Twenty Five Thousand Nine Hundred Ninety Eight Dollars and Sixty Eight Cents ($725,998.68) together with interest from the date of this Note on the unpaid principal balance, upon the terms and conditions specified below. This Note is one of a series of Convertible Promissory Notes of like tenor (collectively, the "Notes") issued pursuant to a Securities Purchase Agreement, dated as of the date hereof, by and among Issuer and the parties identified on Schedule A thereto (the "Purchase Agreement") and that certain Security Agreement dated as of the date hereof, by and among Issuer and the other parties thereto (the "Security Agreement"). Additional rights of Lender are set forth in the Purchase Agreement and the Security Agreement. Lender, together with the lenders under other Notes, are referred to collectively as the "Lenders".

1.	Payment.

1.1.      Maturity. Subject to the provisions of Section 2 hereof relating to the conversion of this Note, the outstanding principal balance of this Note, together with interest accrued and unpaid to date, shall be due and payable upon the earliest to occur of (i) the Maturity Date; (ii) the date of consummation of an Exit Event (the "Exit Event Date"); and (iii) following an Event of Default, upon demand by Lender (other than an Event of Default contemplated by Section 4.3 or 4.4 hereof, in which case no demand shall be necessary).

1.2.      Interest. This Note shall accrue simple interest, from the date hereof until such principal is paid or converted as provided in Section 2, on any unpaid principal balance at the rate of five percent (5%) per annum; provided, however, to the extent permitted by law, upon the occurrence and during the continuation of an Event of Default, this Note shall accrue simple interest at a rate of twelve (12%) per annum. Interest shall be calculated on the basis of actual number of days elapsed based on a year of three hundred sixty five (365) days. Accrued but unpaid interest shall be payable on the Maturity Date unless such interest is converted into shares of capital stock in the manner set forth in Section 2 below. Notwithstanding any provision in this Note, it is the parties' intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under applicable law shall be deemed to be the laws relating to permissible rates of interest on commercial loans). If any interest payment due hereunder is determined to be in excess of the legal maximum rate, then that portion of each interest payment representing an amount in excess of the then legal maximum rate shall instead be deemed a payment of principal and shall be applied against principal.

1.3.      Payments; Allocation of Payments. Principal and interest are payable in lawful money of the United States of America. All payments shall be credited first to interest, fees, costs and expenses then due and the remainder to the principal amount of the Obligations.

1.4.      Prepayment of the Note. Issuer may not prepay all or any portion of the amount due under this Note.

1.5.      Application of Payments. Aggregate principal and interest payments in respect of loans made under the Notes shall be apportioned among all loans outstanding under the Notes, in each case pro rata according to the respective unpaid principal amounts of loans owed to the Lenders.

2.	Conversion.

2.1.      Automatic Conversion. In the event the Company Stockholder Approval is effective prior to the Maturity Date, the Conversion Amount shall be automatically converted, in whole and not in part, without any further action of Lender, into shares of Series B-1 Preferred Stock on the date that such Company Stockholder Approval is effective. The number of shares of Series B-1 Preferred Stock to be issued to Lender upon conversion pursuant to this Section 2.1 shall equal (i) the Conversion Amount, divided by (ii) the Conversion Price.

2.2.      Conversion Upon Exit Event. In the event of an Exit Event on or before the Maturity Date, and provided the Conversion Amount has not been automatically converted pursuant to Section 2.1, the Conversion Amount shall be automatically converted, in whole and not in part, without any further action of Lender, into shares of Series B-1 Preferred Stock. The number of shares of Series B-1 Preferred Stock to be issued to Lender upon conversion pursuant to this Section 2.2 shall equal (i) the Conversion Amount, divided by (ii) the Conversion Price. Any conversion pursuant to this Section 2.2 shall occur immediately prior to, and shall be contingent on, the consummation of the Exit Event.

2.3.      Delivery of Note and Share Certificates. Upon conversion of the Conversion Amount pursuant to Sections 2.1 or 2.2, this Note will, for all purposes, be deemed to be converted into shares of Series B-1 Preferred Stock, at which time this Note shall for all purposes be deemed cancelled and all Obligations shall be deemed paid in full. Upon conversion of the Conversion Amount, delivery and surrender of this Note to Issuer duly endorsed and marked cancelled and paid and execution by Lender of any documents and agreements entered into by the other investors who hold Series B-1 Preferred Stock, Issuer shall issue and deliver to Lender a certificate or certificates for the number of full shares of Series B-1 Preferred Stock to which Lender is entitled and a check or cash with respect to any fractional interest in a share of Series B-1 Preferred Stock. Issuer covenants that all shares of Series B-1 Preferred Stock issued upon conversion will, upon issuance, be duly authorized and validly issued, fully paid and non-assessable and free from all taxes, liens and charges caused or created by Issuer with respect to the issuance thereof.

2.4.      Adjustments. If there shall occur any reorganization, recapitalization, reclassification or other similar event involving Issuer in which the Series B-1 Preferred Stock is reclassified as, converted into or exchanged for new or different securities (the "Successor Securities"), then, following any such reorganization, recapitalization, reclassification or other event, this Note shall be convertible pursuant to Section 2.1 or 2.2 for such Successor Securities and all references in this Note to the Series B-1 Preferred Stock shall be deemed to be references to such Successor Securities, mutatis mutandis.

3.         Demand; Protest; Expenses. Issuer waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, diligence in collection and notices of intention to accelerate maturity, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Lender on which Issuer may in any way be liable and all other notices or demands relative to this instrument. If action is instituted to collect this Note, Issuer promises to pay all costs and expenses, including, without limitation, reasonable attorneys' fees and costs, incurred in connection with such action.

4.         Event of Default. If there shall be any Event of Default hereunder, at the option and upon the declaration of Lender and upon written notice to Issuer (which declaration and notice shall not be required in the case of an Event of Default under Section 4.3 or 4.4), this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable. Subject to the provisions hereof, Lender shall have all rights and may exercise any remedies available to it under law, successively or concurrently. The occurrence of any one or more of the following shall constitute an Event of Default:

4.1.      Issuer fails to pay (i) when due any principal payment on the due date hereunder or (ii) any interest or other payment required under the terms of this Note on the date due and any such payment described in (i) or (ii) above shall not have been made within five (5) business days of Issuer's receipt of Lender's written notice to Issuer of such failure to pay;

4.2.      Issuer fails to perform any covenant under this Note or under Section 5.01(f) of the Purchase Agreement in a timely manner or any representation or warranty of Issuer hereunder shall be inaccurate in any material respect when made;

4.3.      Issuer (i) applies for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property; (ii) is unable, or admits in writing its inability, to pay its debts generally as they mature; (iii) makes a general assignment for the benefit of its or any of its creditors; (iv) is dissolved or liquidated in full or in part; (v) becomes insolvent (as such term may be defined or interpreted under any applicable statute); (vi) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consents to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; or (vii) takes any action for the purpose of effecting any of the foregoing;

4.4.      Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Issuer or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Issuer or the debts thereof under any bankruptcy, insolvency or other similar law or hereafter in effect are commenced and an order for relief entered or such proceeding is not be dismissed or discharged within thirty (30) days of commencement;

4.5.      Issuer or any subsidiary of Issuer is in default under any indebtedness of Issuer in excess of One Hundred Thousand Dollars ($100,000) or in the performance of or compliance with any term of any evidence of any such indebtedness or of any mortgage, indenture or other agreement relating thereto the effect of which is to cause such indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment, and such default, event or condition continues for more than the period of grace, if any, specified therein and not waived pursuant thereto; provided, however, that for purposes of this Section 4.5, indebtedness shall not include trade payables arising in the ordinary course of the business of the Issuer.

5.         Collateral. The full amount of this Note is secured by the collateral identified and described as security therefor in the Security Agreement (the "Collateral"). Lender shall not, directly or indirectly, create, permit or suffer to exist, and shall defend the Collateral against and take such other action as is necessary to remove, any lien on or in the Collateral, or in any portion thereof, except as permitted pursuant to the Security Agreement.

6.         Definitions. As used herein, the following terms shall have the following meanings:

6.1.      "Company Stockholder Approval" shall have the meaning ascribed thereto in the Purchase Agreement.

6.2.      "Conversion Amount" means, as of any date of determination, the sum of (a) all principal under this Note then outstanding, plus (b) all accrued interest under this Note as of such date.

6.3.      "Conversion Price" means six thousand dollars ($6,000.00) per share, as adjusted for stock splits, stock dividends, recapitalizations, combinations and the like.

6.4.      "Exit Event" shall mean a Liquidation Event as such term is defined for purposes of Section 4 of the Certificate of Designation of the Relative Rights and Preferences of the Series B-1 Convertible Preferred Stock and Series B-2 Preferred Stock of the Company, as

the same may be amended from time to time.

6.5.	"Maturity Date" means July 31, 2009.

6.6.      "Obligations" means all debt, principal, interest, expenses and other amounts owed to Lender by Issuer pursuant to this Note, whether absolute or contingent, due or to become due, now existing or hereafter arising.

6.7.      "Series B-1 Preferred Stock" means the Series B-1 Preferred Stock of Issuer, $0.01 par value per share

7.         Amendment Provisions. This Note may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by (a) Issuer and (b) the holders at least a majority of the aggregate principal amount of Notes issued pursuant to the Purchase Agreement. No waivers of or exceptions to any term, condition or provision of this Note, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

8.         Severability. The invalidity or unenforceability of any provision of this Note shall not affect the validity or enforceability of any other provision of this Note.

9.	Transfer; Assignment; Binding Effect.

9.1.      This Note shall not be transferable by Issuer without the prior written consent of Lender. Subject to the provisions of Section 9.2, Lender may assign its rights hereunder to any transferee or assignee in accordance with the terms of the Purchase Agreement. This Note shall be binding upon, and shall inure to the benefit of, Issuer and Lender and their respective successors and permitted assigns.

9.2.      Notwithstanding any provision in this Note to the contrary, no portion of this Note may be transferred or assigned unless and until there is a simultaneous transfer or assignment of an equivalent portion of the warrant issued by the Issuer to Lender on the date hereof (the "Warrant") by the Lender to the same proposed transferee or assignee. For purposes of this Note, an "equivalent portion of the Warrant" shall mean the number of shares of Series B-2 Preferred Stock of the Issuer then subject to the Warrant or portion of the Warrant equal to the number of shares of Series B-1 Preferred Stock of the Issuer issuable upon conversion of this Note or portion of this Note that the Lender proposes to transfer or assign to the proposed transferee or assignee.

10.       Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (New York City time) on a business day; (b) the business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified herein later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date; (c) the business day following the date of mailing, if sent by nationally recognized overnight courier service; (d) five (5) business days after mailing if sent by certified or registered mail; or (e) actual receipt by the party to whom such notice is required to be given if delivered by hand. The address for such notices and communications shall be as follows:

(a)	If to Issuer:
IGI Laboratories, Inc.
105 Lincoln Avenue
Buena, New Jersey 08310
Telephone No.: (856) 697-1441
Facsimile No.: (856) 697-1001
Attn.: Chief Executive Officer
(b)	With required copies (which shall not constitute notice hereunder) to:
Pepper Hamilton LLP
3000 Two Logan Square
Philadelphia, Pennsylvania 19103
Telephone: (215) 981-4193
Facsimile: (215) 981-4750
Attention: Brian M. Katz, Esq.
(c)	If to Lender, to:
c/o Signet Healthcare Partners, G.P.
Carnegie Hall Towers
152 West 57th Street, 19th Floor
New York, New York 10019
Telephone No.: (212) 419-3906
Facsimile No.: (212) 419-3956
Attn.: James C. Gale, Managing Director
(d)	With required copies (which shall not constitute notice hereunder) to:
Bingham McCutchen LLP
399 Park Avenue
New York, New York 10022
Telephone No.: (212) 705-7492
Facsimile No.: (212) 702-3631
Attn: Shon E. Glusky, Esq.

or such other address as Issuer or Lender, as the case may be, may designate to the other in writing hereafter.

11.       No Rights as Stockholder. This Note, as such, shall not entitle Lender to any rights as a stockholder of Issuer.

12.       Headings and Governing Law. The headings herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof. This Note and all acts and transactions pursuant hereto and the rights and obligations of Issuer and Lender hereunder shall be governed, construed and interpreted in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflicts of law. Each of Issuer and Lender (a) submits to the jurisdiction of any state or federal court sitting in Delaware in any action or proceeding arising out of or relating to this Note; (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court; (c) waives any claim of inconvenient forum or other challenge to venue in such court; (d) agrees not to bring any action or proceeding arising out of or relating to this Note in any other court; and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Note. Each of Issuer and Lender agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 10, provided that nothing in this Section shall affect the right of a party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

13.       No Impairment. Except and to the extent as waived or consented to by Lender in accordance with Section 7 above, Issuer will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of any debt or equity securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by Issuer, but will at all times in good faith assist in the carrying out of all the provisions of this Note in order to protect the rights of Lender hereunder against impairment.

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IN WITNESS WHEREOF, the parties hereto have caused this Note to be duly executed and delivered as of the date first above written.

ISSUER:

IGI Laboratories, Inc.

By:	/s/ Rajiv Mathur
Name:	Name: Rajiv Mathur
Title:	President and CEO
Date of Note:	March 13, 2009

Lender: Life Sciences Opportunities Fund II, L.P.

Principal Amount: $725,998.68